Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statement (Form S-8 No. 333-266023) pertaining to the 2022 Long-Term Incentive Plan Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC of NuScale Power Corporation of our report dated March 15, 2023, with respect to the consolidated financial statements of NuScale Power Corporation included in this Annual Report (Form 10-K) of NuScale Power Corporation for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Portland, OR

March 15, 2023